Exhibit 4.20

AMENDMENT TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amendment to Amended and Restated Limited Liability Company Agreement of DAL Group, LLC (the “Amendment”) is made as of January 15, 2010 by DAL Group, LLC (the “Company”).

Background

A.
The Company adopted a limited liability company agreement on March 20, 2007, and amended and restated it on May 1, 2009.  The Company adopted, and is now subject to, an Amended and Restated Limited Liability Company Agreement as of January 15, 2010 (the “Operating Agreement”).

B.	The Company desires to amend Appendix C of the Operating Agreement to reflect changes to the names and addresses, Membership Percentages and Capital Contributions of the Members.

C.
Pursuant to Section 12.1 of the Operating Agreement, amendments to Appendix C following any issuance, redemption, repurchase, reallocation or Transfer of Units in accordance with the Operating Agreement may be made by the Company with the consent of the Members holding a majority of the outstanding Series A Preferred Units (the “Series A Preferred Members”).

Now, therefore, the Company and the Series A Preferred Members hereby agree as follows.

Amendment

1.           Amendment.  Appendix C of the Operating Agreement is hereby deleted in its entirety, and the appendix set forth on Exhibit A to this Amendment is adopted as Appendix C.

2.           Miscellaneous.

(a)           Except as specifically amended by this Amendment, the Operating Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(b)           This Amendment shall be construed as one with the Operating Agreement, and the Operating Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.

[Signature Page Follows.]

The Company and the sole Series A Preferred Member have executed this Amendment to  Amended and Restated Limited Liability Company Agreement of DAL Group, LLC as of the date first above written.

THE COMPANY:

DAL GROUP, LLC

By: ______________________________ David J. Stern, President

SERIES A PREFERRED MEMBER:

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, INC.

By: ______________________________ David J. Stern, President

Exhibit A

APPENDIX C

DAL GROUP, LLC

Membership Interests

Name and Addresses	Common Units		Series A Preferred Units	B1 Interests	B2 Interests	B3 Interests	B4 Interests	B5 Interests	Capital Contribution	Initial Capital Account 1
DJSP Enterprises, Inc.(formerly Chardan 2008 China Acquisition Corp.) (“DJSP”) c/o Chardan Capital LLC 474 Three Mile Road Glastonbury, CT 06033 Attn: Dan Beharry Facsimile: (281) 644 5751 email: dbeharry@chardancapital.com	10,663,866	2	0	0	0	0	0	0	$52,477,047

Professional Title and Abstract Company of Florida, Inc. 9000 South Pine Island Road Suite 400 Plantation, FL 33324 Attn: David J. Stern, Esq. Facsimile: (954) 648-5228 email: djstern@att.blackberry.net	1,200,000		1,666,667	596,666	596,666	646,667	646,667	646,667	Description of property

Jeffrey A. Valenty c/o FlatWorld Capital LLC 666 Third Avenue, 15th Floor New York, New York 10017 Facsimile: (212) 796-4002 email: valenty@flatworldcapital.com	600,000		0	61,334	61,334	61,333	61,333	61,333	Description of property

Nagina Partners LLC c/o FlatWorld Capital LLC 666 Third Avenue, 15th Floor New York, New York 10017 Attn: Raj Gupta Facsimile: (212) 796-4002 email: rgupta@flatworldcapital.com	900,000		0	92,000	92,000	92,000	92,000	92,000	Description of property

Totals	13,363,866		1,666,667	750,000	750,000	800,000	800,000	800,000

1 Upon the admission of the Stern Participants and DJSP (formerly Chardan), the Members agree that each Member’s initial Capital Account balance shall be equal to the value of such Member’s Units, computed as follows:  The value of the DAL Warrants and DAL Options issued to DJSP will be equal to the valuation determined for fair value accounting purposes, unless otherwise agreed to by the Members.  The Series A Preferred Units will be valued at $25 million in the aggregate.  A Common Unit will have a value equal to the cash capital contribution made by DJSP minus the value of the DAL Warrants and DAL Options issued to DJSP, divided by the number of Common Units issued to DJSP.  The value of a Series B Preferred Unit will be the same as a Common Unit.

2 Equals number of shares of DJSP Ordinary Shares outstanding.

C-1